SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Wilmington Funds

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INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager Alternatives Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT

YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager Alternatives Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Carl M. Loeb Advisory Partners L.P., (d/b/a) Loeb King Capital Management (“Loeb King”), a sub-adviser retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board of Trustees (the “Trustees”), to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about July 18, 2014 to shareholders of record of the Fund as of June 17, 2014. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, or by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington Multi-Manager Alternatives Fund, P.O. Box 9828, Providence, RI 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and several sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and each sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among five sub-advisers: Acuity Capital Management, LLC, Calypso Capital Management, LP, Parametric Risk Advisers, P/E Global LLC and recently hired Loeb King.

Loeb King

At the March 13, 2014 meeting of the Board of Trustees, WFMC reported that it had conducted an analysis of the Fund, its structure and its current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC and WTIA recommended that the Sub-Advisory Agreement among the Trust, WFMC and Loeb King (the “Agreement”) be approved by the Board. WFMC believes Loeb King to be a qualified and appropriate candidate to sub-advise the Fund, after considering the results of a due diligence visit as well as the Fund’s investment objectives and strategies. WFMC also believes that increasing the Fund’s exposure to Loeb King’s investment strategy will improve the performance of the Fund. Loeb King’s global multi-strategy approach of investing in event-driven situations is designed to achieve a competitive long-term net investment return with a standard deviation substantially lower than that of the broad stock market. Loeb King focuses on capital preservation, portfolio diversification and low leverage. The strategy can be tailored to meet the specific risk/return parameters and diversification needs of the Fund.

Loeb King also serves as an investment manager to other mutual funds that pursue investment objectives similar to the Fund’s investment objective of long-term growth of capital through consistent returns from investments that have a low correlation to traditional assets classes. These other mutual funds are the Loeb King Alternatives Strategies Fund (the “Alternatives Fund”) and the Loeb King Asia Fund (the “Asia Fund”). The Alternatives Fund has an investment objective of seeking positive absolute returns and income with lower volatility than global capital markets and traditional investment strategies, and the Asia Fund has an investment objective of seeking attractive risk adjusted returns in the Asian capital markets by investing in long and short value-oriented and/or event-driven equity securities.

In addition, an affiliate of Loeb King serves as a sub-adviser to a mutual fund that pursues an investment objective similar to the Fund’s. This mutual fund is the Neuberger Berman Absolute Return Multi-Manager Fund (the “NB Fund”), which has an investment objective of seeking capital appreciation with an emphasis on absolute (i.e., positive) returns.

While the investment objectives of the Alternatives Fund, Asia Fund, and the NB Fund are similar to the investment objective of the Fund, each of the Funds may implement its investment objective differently, so that the performance of the three Funds, and the contribution of Loeb King’s event-driven investment strategy to that performance, are not comparable.

Following are the net asset sizes of the Alternatives Fund, Asia Fund and NB Fund as of June 30, 2014 and the rate of compensation for managing each Fund.

Other Funds Managed by Loeb King or an Affiliate	Net Assets	Management Fee
Alternatives Fund	$26.4 million	1.50%[1]
Asia Fund	$8.1 million	1.50%[1]
NB Fund	$1.5 Billion	1.05%[2]

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Loeb King.

Gideon J. King, Chief Executive Officer and Chief Investment Officer of Loeb King, joined Loeb King in 1993. In 2010, Mr. King entered into an agreement with Loeb Holding Corporation, where he became a roughly 50% owner of Loeb King. Mr. King holds a BA from Northwestern University.

Brian T. Anderson, Portfolio Manager of Non-US Arbitrage and Special Situations at Loeb King. Prior to joining Loeb King, Mr. Anderson was an Analyst at Twin Capital Management from 1997 to 1999. Mr. Anderson holds a BS from the University of Connecticut and earned an MBA from New York University’s Stern School of Business.

Blaine G. Marder, CFA, Managing Director and Portfolio Manager of Event-Driven and Value investing at Loeb King. Prior to joining Loeb King in 2004, Mr. Marder was a Senior Analyst at Seminole Capital Partners in New York. Mr. Marder holds a BS from the University of Maryland and an MBA from The Wharton School of the University of Pennsylvania.

Brian Gottlieb, Portfolio Manager of US Arbitrage at Loeb King. Prior to joining Loeb King in 2013, Mr. Gottlieb was Principal and Portfolio Manager of Quaker Drive Capital. Before Quaker Drive Capital, Mr. Gottlieb was Portfolio Manager and Head of Event-Driven Equities at Scoggin Capital Management, which he joined in 2003. Mr. Gottlieb began his career as an M&A attorney at Wachtell, Lipton, Rosen & Katz. Mr. Gottlieb holds a BA from Rutgers College and a JD from New York University School of Law.

[1]	In consideration of the services provided by the Loeb King pursuant to an advisory agreement, Loeb King is entitled to receive from the Alternatives Fund and the Asia Fund a management fee at an annual rate of 1.50% of each Fund’s average daily net assets, payable on a monthly basis in arrears. Loeb King has contractually agreed to waive its fees or reimburse each Fund’s expenses until at least December 31, 2015 to ensure that Total Annual Fund Operating Expenses (exclusive of interest, taxes, acquired fund fees and expenses, distribution and/or service (12b-1) fees, borrowing costs, dividend and interest expenses on short positions, brokerage commissions, transaction costs and extraordinary expenses and inclusive of organizational expenses) will not exceed 1.99% of each Fund’s average daily net assets. Loeb King is permitted to recoup waived fees and expense reimbursements made during the prior three fiscal years, subject to the foregoing expense limits. This arrangement can be terminated only by, or with the consent of, the applicable Fund’s Board.

[2]	In consideration of the services provided by the Loeb King affiliate pursuant to a sub-advisory agreement, the affiliate is entitled to receive from the investment adviser of the NB Fund a management fee at an annual rate of 1.05% of the average daily net assets managed by it, payable on a monthly basis in arrears. The Loeb King affiliate manages only a portion of the NB Fund’s $1.5 billion of net assets.

Adam Weingarten, Portfolio Manager of Credit at Loeb King. Prior to joining Loeb King in 2011, Mr. Weingarten was a High Yield Credit Research Analyst at Chapdelaine Credit Partners (CCP) from 2010-2011. Prior to CCP, Mr. Weingarten was an Investment Associate at Highstar Capital from 2006-2009. Mr. Weingarten holds a BA from the University of Michigan.

Loeb King is a registered investment adviser with its principal executive office located at 125 Broad Street, 14th Floor, New York, NY 10004. As of December 31, 2013, Loeb King had assets under management of approximately $730 million.

The name and principal occupation of the principal executive officers of Loeb King are as follows:

Name	Position with Loeb King
Thomas L. Kempner	Chairman
Gideon J. King	Chief Executive Officer and Chief Investment Officer
Robert S. Schwartz	General Counsel and Chief Compliance Officer
David S. Hampson	Chief Financial Officer
Jamie I. Grossman	Chief Operating Officer

Loeb King may be deemed to be controlled by (i) Carl M. Loeb Management Holding LLC by virtue of its status as general partner of Loeb King and (ii) LB Partners, L.P. and Carl M. Loeb & Co. LLC, each by virtue of their direct or indirect ownership of at least 25% of Loeb King’s voting securities. Gideon J. King is the sole owner of LB Partners, L.P., and Thomas L. Kempner controls a majority of the outstanding voting securities of Carl M. Loeb & Co. LLC. Also, the address for each principal officer listed is the same as the address for the principal executive office for Loeb King.

Board Approval of the Sub-Advisory Agreement with Loeb King

At the March 12-13, 2014 meeting of the Board of Trustees (the “March meeting”), the Board, including the Independent Trustees, discussed and unanimously approved, for the Fund, the Agreement with Loeb King. The Trustees were provided with detailed materials relating to Loeb King in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

At the March meeting, the Trustees met in person with WFMC and WTIA, Trust and Independent Legal Counsel, representatives of Loeb King, and others. The Fund has multiple subadvisers but only the contract with Loeb King, to manage a portion of the Fund’s assets, was subject to approval.

In evaluating the Agreement, the Trustees took into account management styles, investment strategies, and prevailing market conditions as well as Loeb King’s investment philosophy and process, past performance, and personnel. The Trustees also reviewed information concerning: (i) the nature, extent and quality of the services to be provided by Loeb King; (ii) the prior investment performance of Loeb King; (iii) the prior investment performance of the Fund against a relevant benchmark and against other comparable mutual funds; (iv) Loeb King’s anticipated cost of/profitability in providing the services to the Fund; (v) possible fall-out benefits to Loeb King due to its position with the Fund; (vi) the proposed fees of Loeb King and fees charged by other investment advisers to other mutual funds for similar services; and (vii) WFMC and WTIA’s recommendation that the Independent Trustees approve the Agreement. Loeb King and the Trustees did not specifically address economies of scale due to the amount of assets to be managed by Loeb King, although the Agreement with Loeb King contains breakpoints.

After discussion and consideration among themselves, and with Independent Legal Counsel and WFMC and WTIA, the Board, including all of the Independent Trustees, determined that the fees to be paid by each Fund to Loeb King under the Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of Agreement for a two-year period was in the best interests of the Fund and its shareholders and approved the Agreement. Loeb King was allocated Fund assets on April 22, 2014.

SUB-ADVISORY AGREEMENT

The Agreement was approved by the Trustees on March 13, 2014. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. There will not be an increase to the Fund’s overall investment advisory fee as authorized by shareholders as a result of the Agreement. The following is a brief summary of the material terms of the Agreement.

General.    Under the terms of the Agreement, Loeb King is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, Loeb King determines which investments shall be purchased, held or sold, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that Loeb King will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions Loeb King effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions.    Loeb King places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistently with the policy of obtaining best execution, Loeb King may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to Loeb King. Loeb King is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of permissible research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Loeb King has authority and discretion to select brokers and dealers subject to conformance with the Agreement, the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board of Trustees.

Compensation.    For services rendered under the Agreement, Loeb King receives an annual fee paid monthly on the assets allocated for its management at following rates: 1.05% on the first $100 million of assets; and 1.00% of assets in excess of $100 million.

Liability of Loeb King.    The Agreement provides that Loeb King shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from Loeb King’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term.    The Agreement is expected to remain in effect, unless earlier terminated, for an initial term expiring two years from the date of effectiveness and will continue in effect thereafter, provided that each such continuance is specifically approved at least annually: (i) by the Trustees or by the vote of “a majority of the outstanding voting securities” of the Fund, and, in either case (ii) by a majority of the Trustees who are not parties to the Agreement or interested persons of any such party (other than as Trustees of the Trust). The term “majority of the outstanding voting securities,” as defined in the 1940 Act means: the affirmative vote of the lesser of (i) 67% of the voting securities of the Fund present at a meeting if more than 50% of the outstanding voting securities of the Fund are present in person or by proxy or (ii) more than 50% of the outstanding voting securities of the Fund.

Termination.    Under the terms of the Agreement, the Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

The Agreement may also be terminated by WFMC or Loeb King, without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by WFMC or Loeb King upon not more than sixty (60) days’ written notice to the other parties to the Agreement.

In addition, the Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

The Investment Advisor, Affiliated Sub-Advisor and Co-Administrator

WFMC serves as the investment advisor to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 12, 2013. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund, securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment advisor performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of each Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a sub-advisor pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive an annual investment advisory fee of 1.00% of average daily net assets. WFMC has contractually agreed to waive until August 31, 2014 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding the effects of dividends or interest on short positions, acquired fund fees and expenses, taxes or other extraordinary expenses) expressed as an annualized percentage of average daily net assets, do not exceed 2.23% for Class A Shares and 1.98% for Class I Shares of the Fund. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2014 was $771,565.

WTIA, 111 South Calvert Street, 26 Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Effective October 1, 2013, fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

Prior to October 1, 2013, fees payable to WFMC were as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.033%	on the first $5 billion
0.020%	on the next $2 billion
0.016%	on the next $3 billion
0.015%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2014 was $30,507.

R. Samuel Fraundorf, a Trustee of the Trust, also serves as the President of WTIA. Robert J. Truesdell, a Trustee of the Trust, also serves as a Group Vice President and Senior Investment Advisor for Wilmington Trust Wealth Advisory Services of M&T Bank, the parent of WFMC. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T

Samuel Guerrieri	President	Senior Vice President (M&T)

Michael D. Daniels	Chief Operating Officer	Chief Operating Officers (WTIA); Administrative Vice President (M&T)

Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)

John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)

Hope L. Brown	Chief Compliance Officer, AML Compliance Officer and Assistant Secretary	Vice President (WTIA)

Eric B. Paul	Vice President	Administrative Vice President (M&T)

Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services after the Agreement was approved.

Affiliated Brokerage

In addition, for the fiscal year ended April 30, 2014, the Fund paid $1,360 in brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC. The percentage of the Fund’s aggregate brokerage commissions paid to M&T Securities during the most recent fiscal year was 0.16%.

Shareholdings Information

As of June 30, 2014, the Fund had 19,385,679 shares of Class I and 478,267 shares of Class A issued and outstanding. As of June 30, 2014, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned

Charles Schwab & Co. Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 101 Montgomery St San Francisco, CA 94101-4151	31.77%	6,158,820

SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	21.20%	4,110,313

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456	7.43%	1,440,588

NFS LLC FEBO Broadway National Bank DBA MOT PO Box 17001 San Antonio, TX 78217	6.79%	1,315,936

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned

Charles Schwab for Special Custody Account FBO of our Customers Attn: Mutual Funds 101 Montgomery St San Francisco, CA 94104-4151	16.37%	78,257

Mid Atlantic Trust Co. FBO Wilton RE US Holdings, Inc. & Affiliates 401(k) Retirement Plan 1251 Waterfront Place, Suite 525 Pittsburgh, PA 15222	9.40%	44,947

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Mid Atlantic Trust Co. FBO Granite Group 401(k) Multiple Employer Plan 1251 Waterfront Place, Suite 525 Pittsburgh, PA 15222	6.60%	31,580

As of June 30, 2014, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, RI 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.